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                                  Exhibit 21.1

                     NEWCASTLE INVESTMENT CORP. SUBSIDIARIES

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
                                                     STATE/COUNTRY OF
                                                  INCORPORATION/FORMATION
                                                  -----------------------
1.    Fortress Realty Holdings, Inc.              Ontario
2.    Commercial Asset Holdings LLC               Delaware
3.    Fortress CBO Investments I Corp.            Delaware
4.    Fortress CBO Holdings I Inc.                Delaware
5.    Newcastle CDO I Corp.                       Delaware
6.    Fortress CBO Investments I, Ltd.            Cayman Islands
7.    Newcastle CDO I, Ltd.                       Cayman Islands
8.    Fortress Asset Trust                        Delaware
9.    LIV Holdings LLC                            Delaware
10.   Monterrey Belgium S.A.                      Belgium
11.   Monterrey B.V.                              Netherlands
12.   Karl S.A.                                   Belgium
13.   Steinhage B.V.                              Netherlands
14.   Beta Invest S.A.                            Belgium
15.   Alfa Invest S.A.                            Belgium
16.   Seminole S.A.                               Belgium
17.   Melodicum S.A.                              Belgium
18.   Polytrophus S.A.                            Belgium
19.   Centrum Invest S.A.                         Belgium
20.   Trealen S.A.                                Belgium
21.   NIC Holdings I LLC                          Delaware
22.   Newcastle CDO Holdings LLC                  Delaware
23.   Fortress Finance (Belgium) S.A.             Belgium
24.   Newcastle CDO II Holdings LLC               Delaware
25.   Newcastle CDO II, Ltd.                      Cayman Islands
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